Kairos Holdings, Inc. acquires remainder of ESPG and new officers appointed.

Tampa, Fla. --- (BUSINESS WIRE)  --- April 4, 2006 -- KAIROS Holdings, Inc. (OTCBB:KROH) announced today that it closed a definitive agreement with VitalTrust Solutions Inc., formerly Entellectual Solutions Properties Group, Corp. (ESPG), a Florida corporation to acquire the remaining 20% of ESPG. Kairos initially acquired 80% of ESPG in December 2005.

The current agreement involved the exchange of 20 Million shares of Kairos for twenty percent (20%) of ESPG stock. ESPG currently has three product lines; Campus, a technology providing enterprise level ASP, VitalTrust, a nationwide network of Community Healthcare Information Utilities for healthcare information archive and provider share technology, and Health Centrics, a fully developed medical practice manager designed from the outset in the Application Service Provider model.

Further, in connection with this transaction the former officers and certain directors of Kairos resigned and new officers were appointed. The new CEO and Chairman of Kairos is Chuck Broes. Chuck Broes is the head of EliteCorp LLC (“Elite”), located in Tampa Bay, Florida. EliteCorp, is a firm which specializes in corporate turn-arounds, roll-ups, M&A, incubation and start-ups. Armed with a broad base of industrial and financial experience, the firm can guide companies in a wide variety of industries, including facilitating public companies, acquisitions, mergers, strategic alliances, and turn-arounds,  as well as integrating national data communication networks, facilities management, and healthcare computer system technologies.

Chuck Broes stated , “I wish to thank the former officers and directors of Kairos and KMA Capital for their dedicated service to the Company. We’re excited about the newly expanded relationship with KROH. The new management team is impressive and a solid “go to” team.” Kairos will continue the focus on developing, acquiring, integrating and delivering vital technologies and solutions to market. ESPG technologies are proprietary and each provide a competitive barrier to entry. ”

About Kairos Holdings, Inc.
Kairos Holdings Inc. is a Business Development Company under the Investment Act of 1940 aggressively seeking opportunities in medical technology and practice management areas. These areas are part of an emerging and fast growth healthcare industry.

SAFE HARBOR

The statements made in this release constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company's products in the marketplace, competitive factors and other risks detailed in the Company's periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
Chuck Broes  Kairos Holdings Inc
Tampa, FL 33607
Phn 813 785 2000
eFax 810 958 5149
cbroes@elitecorp.org

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Source: Kairos Holdings Inc.